The Target Portfolio Trust
For the annual period ended 10/31/09
File number 811-07064

               SUB-ITEM 77-0-1

               EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Target Portfolio Trust -Small
Capitalization Value Portfolio

1.   Name of Issuer:  Bridgepoint Education, Inc.


2.   Date of Purchase:  April 14, 2009


3.   Number of Securities Purchased:


4.   Dollar Amount of Purchase:  $43,050


5.   Price Per Unit:  $0.6825


6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased:   Signal Hill Capital Group, LLC &
Credit Suisse Securities (US) LLC


7.   Other Members of the Underwriting Syndicate
     See Exhibit A

EXHIBIT A

UNDERWRITERS
JP Morgan Securities Inc.
William Blair & Company
BMO Capital Markets Corp.
Piper Jaffray & Co.